Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013

AND UPDATES 2013 GUIDANCE

FOSTER CITY, CA – August 7, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the three and six months ended June 30, 2013, and updated guidance for 2013.

Overall revenues were $59.1 million, a decrease of $23.3 million or 28% for the first half of 2013, compared to $82.4 million for the same period of the prior year. ZADAXIN® revenues were $40.8 million, a 32% decrease compared to $60.2 million for the same period in the prior year. Revenues attributable to the primary care and oncology product lines were $18.3 million for the six months ended June 30, 2013, a decrease of $3.9 million, compared to $22.2 million for the same period in the prior year. For the three months ended June 30, 2013, total revenues were $29.3 million compared to $41.4 million for the same period of the prior year. The previously announced channel inventory build-up that impacted sales for the last three quarters has been corrected, and the Company believes channel inventory returned to normal levels as of June 30, 2013. During 2013 the Company made significant organizational and management enhancements designed to improve its sales and marketing performance going forward, including the hiring of an experienced Chief Executive Officer for China Operations.

Commented Friedhelm Blobel, Ph.D., SciClone Chief Executive Officer: “We are pleased to report that the ZADAXIN channel inventory build-up that slowed revenue growth in the last three quarters has been resolved. We are encouraged by the growth in hospital demand for ZADAXIN compared to the year ago period, which underscores ZADAXIN’s importance as a growth driver for our Company, and which we anticipate to continue through the second half of the year. While we are disappointed by the decrease in revenue for the first half of 2013, these results were in line with our expectations. With channel inventory at normal levels, and with excellent progress on building our team, we are focusing on reestablishing our Company’s growth trajectory as well as our ongoing efforts to operate with the highest levels of compliance.”

Continued Dr. Blobel: “Our key strategies are to expand sales of ZADAXIN in new markets and in new indications in the mid-term, as well as to establish profitability throughout our product promotion business and to drive our long-term growth through strategic expansion and diversification of our marketed products. We believe we have made progress in renegotiations with our promotion partners, creating a foundation for greater profitability going forward in these and future promotion arrangements, although with a smaller product portfolio. We are extremely pleased with the licensing collaborations we established in the second quarter – with Zensun

(Shanghai) Science & Technology for Neucardin™ and with Taiwan Liposome Company (TLC) for ProFlow®. We believe that these two products, which are quite advanced in their regulatory status and are both novel, therapeutically differentiated and commercially attractive cardiovascular products, have revenue potential on par with, or even greater than, ZADAXIN. We look forward to working with our new partners to advance these promising products through the regulatory and commercial process and onto the China market.”

As previously disclosed, SciClone required consultation with the Securities and Exchange Commission on one aspect of its accounting for one of its contracts, which caused a delay in announcing its full financial results and in filing of the Company’s first quarter 2013 Form 10-Q. The result of that process is that SciClone is continuing to use the same accounting methodology for that contract as in prior years, and will, therefore, be able to conclude the process for filing its first quarter 2013 Form 10-Q, which SciClone expects to file on or around August 9, 2013 simultaneously with the Form 10-Q for the second quarter. SciClone’s full results for the first and second quarters of 2013 on a GAAP and non-GAAP basis are included in the tables accompanying this press release.

Financial Results

On a GAAP basis, SciClone’s net income for the six months ended June 30, 2013 was $2.2 million, compared with $20.9 million for the same period in the prior year, or $0.04 per share on both a basic and diluted basis, compared with $0.36 and $0.35 per share on a basic and diluted basis, respectively, for the same period in the prior year. For the three months ended June 30, 2013, SciClone reported a net loss of $2.0 million or ($0.04) per share on both a basic and diluted basis, compared to net income of $11.2 million or $0.20 and $0.19 per share on a basic and diluted basis, respectively, for the same period of the prior year.

SciClone’s non-GAAP net income for the six months ended June 30, 2013 was $9.5 million, compared to $22.6 million for the same period in the prior year, or $0.18 and $0.17 per share on a basic and diluted basis, respectively, for the six months ended June 30, 2013, compared to $0.39 and $0.38 per share for the same period in the prior year. For the three months ended June 30, 2013, SciClone reported a non-GAAP net income of $4.3 million or $0.08 per share on both a basic and diluted basis, compared to $12.1 million or $0.21 and $0.20 per share on a basic and diluted basis, respectively, for the same period of the prior year.

SciClone believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Sales and marketing expenses for the six months ended June 30, 2013 were $25.5 million compared with $35.1 million for the same period last year. In 2013, the Company began expense-saving measures in its sales and marketing activities with the goal of bringing greater focus, efficiency and cost-effectiveness to its sales and marketing activities and contributing to its ability to achieve profitability in all our product lines. These measures included the strategic re-sizing of its sales force which, combined with departures, led to a reduction of over 150 salespersons compared to June 30, 2012. For the three months ended June 30, 2013, sales and marketing expenses were $14.3 million, compared with $17.5 million, for the same period last year.

Research and development (R&D) expenses for the six months ended June 30, 2013 were $5.8 million, which included $5.0 million in upfront costs related to new in-license arrangements with Zensun and TLC in the second quarter. Excluding these upfront costs, R&D expenses were $0.8 million for the six months ended June 30, 2013, compared with $4.9 million for the same period last year. The decrease in R&D expenses from operations for the six months ended June 30, 2013 is primarily due to the discontinuation of the Company’s SCV-07 program. Excluding these upfront costs, R&D expenses were $0.4 million for the three months ended June 30, 2013, compared with $1.5 million for the same period last year.

General and administrative (G&A) expenses for the six months ended June 30, 2013 were $16.6 million, compared with $8.4 million for the same period last year. The increases were primarily attributable to higher legal and accounting costs associated with the ongoing government investigation, improvements to the Company’s Foreign Corrupt Practices Act (FCPA) compliance efforts, legal matters associated with the MEDA arbitration, the escrow claim related to the NovaMed acquisition and the restatement of previous financial statements, as well as higher G&A personnel related costs. For the three months ended June 30, 2013, G&A expenses were $8.0 million, compared with $4.5 million, for the same period in the prior year.

As of June 30, 2013, cash and cash equivalents, restricted cash, and investments totaled $78.0 million, compared with $87.0 million as of December 31, 2012. On July 2nd, the Company received $18 million of additional cash as a result of an accounts receivable payment that was delayed due to a banking holiday. In August 2013, SciClone’s Board of Director’s authorized an increase in its share repurchase program by $10.0 million to $50.5 million, of which approximately $30.6 million has been utilized and approximately $19.9 million remains available.

Updated Guidance for 2013

SciClone expects that ZADAXIN sales will rebound in the second half of 2013, as anticipated and previously communicated, and that increasing hospital demand will continue to be a major contributor to the Company’s revenue and profitability over the long term. The Company also believes that there are other factors that may affect its performance in the second half of the year, and considers it prudent at this time to update its financial guidance for 2013. Accordingly, SciClone is announcing updated revenue and non-GAAP EPS for the fiscal year ending December 31, 2013, which excludes the impact of its upfront licensing payments to Zensun and TLC, the $12.0 collateralized loan to Zensun, and common stock repurchase.

As SciClone focuses on enhancing the profitability of its oncology and primary care businesses by restructuring its promotion agreements at more favorable terms, some products that are unprofitable, or have become so because of significant price reduction through inclusion in China’s Essential Drug List (EDL), have and will be eliminated from its portfolio. The reduction in the number of marketed products will decrease revenue in the short term, but may not have an impact on overall profitability. SciClone also believes ZADAXIN revenues in the second half of the year will grow by approximately 50% compared to the first half, as the channel inventory build-up that affected revenue in the last three quarters has been resolved. SciClone therefore anticipates 2013 revenues to be between $135 million and $145 million.

Apart from ongoing operational expenses, the Company’s legal and accounting fees relative to the SEC/DOJ investigations and recent accounting challenges have had a near-term negative impact on its earnings per share expectations of more than $0.10. While SciClone expects that these legal and accounting expenses can be reduced going forward, the Company is revising its earnings estimates for 2013. The Company therefore expects non-GAAP earnings per share for the full year 2013 to be between $0.55 and $0.61, including an estimated $0.05 contribution to EPS from the settlement of the Company’s escrow claim in the second half of 2013. SciClone’s non-GAAP EPS forecast for 2013 excludes employee stock-based compensation and other expenses described in the Company’s reconciliation of GAAP to non-GAAP income.

SciClone projects that cash and investments as of December 31, 2013 will be greater than $105 million, which remains unchanged from previous guidance. This amount excludes the cash impact of the upfront payments for the in-licensing deals, any future repurchases of common stock from its remaining $19.9 million share repurchase plan and the $12.0 million collateralized loan to Zensun.

Conference Call Today

SciClone is hosting a conference call today at 8:30 am ET (5:30 am PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO and Wilson W. Cheung, Senior Vice President and CFO.

LIVE CALL:	800.299.9086 (U.S./Canada)
617.786.2903 (International)
Passcode: 10938708

REPLAY:	888.286.8010 (U.S./Canada)
617.801.6888 (International)
Passcode: 83058937
(Replay available from Wednesday, August 7, 2013, at 12:30 pm ET until 11:59 pm ET on Wednesday, August 14, 2013)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company’s long-term growth. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2013; the challenges presented by integrating an acquired business into existing operations; the effect of management changes and turnover in its China operations; the dependence of our current and future revenue and prospects on third-party license, promotion or distribution agreements including the need to renew such agreements or end arrangements that the Company does not believe are beneficial; operating an international business; uncertainty in the prospects for unapproved products, including ProFlow and Neucardin, including uncertainties as to pricing and competition and risks relating to the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Three Months Ended		Six Months Ended
	March 31,		June 30,		June 30,
	2013	2012	2013	2012	2013	2012
Net revenues:
Product sales	$20,533	$33,163	$21,683	$33,284	$42,216	$66,447
Promotion services	9,273	7,905	7,609	8,085	16,882	15,990

Total net revenues	29,806	41,068	29,292	41,369	59,098	82,437
Operating expenses:
Cost of product sales	4,618	5,532	3,205	5,664	7,823	11,196
Sales and marketing	11,199	17,640	14,269	17,504	25,468	35,144
Amortization of acquired intangible assets, related to sales and marketing	—	884	—	882	—	1,766
Research and development	365	3,393	5,406	1,493	5,771	4,886
General and administrative	8,600	3,961	7,954	4,455	16,554	8,416
Contingent consideration	—	(916)	—	(1,171)	—	(2,087)

Total operating expenses	24,782	30,494	30,834	28,827	55,616	59,321

Income (loss) from operations	5,024	10,574	(1,542)	12,542	3,482	23,116
Non-operating income (expense):
Interest income	19	30	12	15	31	45
Interest expense	(37)	(55)	(45)	(55)	(82)	(110)
Other income (expense), net	(16)	(1)	80	(14)	64	(15)

Income (loss) before provision for income tax	4,990	10,548	(1,495)	12,488	3,495	23,036
Provision for income tax	787	883	488	1,260	1,275	2,142

Net income (loss)	$4,203	$9,665	$(1,983)	$11,228	$2,220	$20,894

Basic net income (loss) per share	$0.08	$0.17	$(0.04)	$0.20	$0.04	$0.36
Diluted net income (loss) per share	$0.08	$0.16	$(0.04)	$0.19	$0.04	$0.35
Weighted average shares used in computing:
Basic net income (loss) per share	54,084	57,701	54,124	57,239	54,104	57,470
Diluted net income (loss) per share	55,472	59,691	54,124	59,517	55,461	59,612

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended
	March 31,		June 30,		June 30,
	2013	2012	2013	2012	2013	2012
GAAP net income (loss)	$4,203	$9,665	$(1,983)	$11,228	$2,220	$20,894
Non-GAAP adjustments:
Employee stock-based compensation	1,019	922	1,244	1,114	2,263	2,036
In-license upfront costs	—	—	5,000	—	5,000	—
Amortization of acquired intangible assets	—	884	—	882	—	1,766
Contingent consideration	—	(916)	—	(1,171)	—	(2,087)

Non-GAAP net income	$5,222	$10,555	$4,261	$12,053	$9,483	$22,609

Non-GAAP basic net income per share	$0.10	$0.18	$0.08	$0.21	$0.18	$0.39
Non-GAAP diluted net income per share	$0.09	$0.18	$0.08	$0.20	$0.17	$0.38
Weighted average shares used in computing:
Non-GAAP basic net income per share	54,084	57,701	54,124	57,239	54,104	57,470
Non-GAAP diluted net income per share	55,472	59,691	55,452	59,517	55,461	59,612

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations,

budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income (loss) and net income (loss) per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•	In-license upfront costs. We recorded $5.0 million to research and development expense related to upfront payments made under the Zensun and TLC licensing agreements.

•

Amortization of acquired intangible assets. We recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Contingent consideration. The contingent consideration related to the acquisition of NovaMed was re-measured each reporting period and the change in fair value was recorded as an adjustment to operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	June 30,	March 31,	December 31,
	2013	2013	2012
Cash and investments	$75,266	$93,305	$84,228
Restricted cash and investments	2,752	2,747	2,759
Accounts receivable	46,957	27,826	38,109
Inventories	8,281	7,680	10,424
Goodwill	34,586	34,478	34,313
Total assets	173,141	170,242	174,071
Total current liabilities	27,116	24,072	30,812
Deferred tax liabilities	382	153	153
Short-term borrowings	2,019	2,012	1,445
Total shareholders’ equity	146,004	146,038	143,022